EXHIBIT 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com

AMGEN’S THIRD QUARTER 2011 REVENUE AND

ADJUSTED EARNINGS PER SHARE (EPS) EACH INCREASED

3 PERCENT TO $3.9 BILLION AND $1.40

2011 Total Revenue and Adjusted EPS Guidance Ranges

Increased to $15.4–$15.6 Billion and $5.15–$5.30

Amgen’s Board of Directors Increased Stock

Repurchase Authorization to $10 Billion

Third Quarter 2011 GAAP EPS Were $0.50 as a

Result of a Legal Settlement Reserve

THOUSAND OAKS, Calif. (Oct. 24, 2011) – Amgen (NASDAQ: AMGN) reported total revenue increased 3 percent during the third quarter of 2011 to $3,944 million versus $3,816 million in the third quarter of 2010. Total product sales increased 3 percent in the third quarter of 2011 to $3,877 million versus $3,759 million in the third quarter of 2010.

Adjusted earnings per share (EPS) were $1.40 for the third quarter of 2011, an increase of 3 percent compared to $1.36 for the third quarter of 2010. Adjusted net income decreased 3 percent to $1,280 million in the third quarter of 2011 compared to $1,313 million in the third quarter of 2010.

Amgen’s Board of Directors has authorized an increase to the Company’s stock repurchase program to a total amount of $10 billion. The Company intends to use this authorization to accelerate its stock repurchase program, reflecting confidence in its long-term value and the attractive interest rate environment.

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

“Our business has performed well this year, which has given us confidence to increase our full-year revenue and EPS guidance,” said Kevin Sharer, chairman & CEO. “We are also confident in our outlook and long-term value and intend to accelerate our stock repurchase program.”

Adjusted EPS and adjusted net income for the third quarter of 2011 and 2010 exclude, for the applicable periods, a legal settlement reserve, stock option expense, certain expenses related to acquisitions, expenses resulting from actions to improve cost efficiencies, non-cash interest expense associated with our convertible notes and certain other items. These adjustments and other items are presented on the attached reconciliations.

The Company has reached an agreement in principle to settle allegations relating to its sales and marketing practices arising out of the previously disclosed federal civil and criminal investigations pending in the U.S. Attorney’s Offices for the Eastern District of New York and the Western District of Washington (the Federal Investigations). In connection with the agreement in principle, the Company recorded a $780 million charge in the third quarter of 2011, which, after taxes, reduced the Company’s EPS and net income in accordance with U.S. generally accepted accounting principles (GAAP) for the third quarter of 2011 by $0.77 per share and $705 million, respectively. If the ongoing settlement discussions are successfully concluded, Amgen expects that the proposed settlement will resolve the Federal Investigations, the related state Medicaid claims and the claims in U.S. ex rel. Westmoreland v. Amgen, et al. and the other nine qui tam actions previously described in the Company’s periodic filings with the U.S. Securities & Exchange Commission. The proposed settlement remains subject to continuing discussions regarding the components of the agreement and the completion and execution of all required documentation; until the proposed settlement becomes final, there can be no guarantee that these matters will be resolved by the agreement in principle.

On a reported basis in accordance with U.S. GAAP, Amgen’s GAAP EPS were $0.50 in the third quarter of 2011 compared to $1.28 in the third quarter of 2010. Amgen’s GAAP net income was $454 million in the third quarter of 2011 compared to $1,236 million in the third quarter of 2010.

Product Sales Performance

Total product sales increased 3 percent to $3,877 million in the third quarter of 2011 versus $3,759 million in the third quarter of 2010. U.S. product sales increased 2 percent to $2,965 million in the third quarter of 2011 versus $2,921 million in the third quarter of 2010. International sales increased 9 percent to $912 million in the third quarter of 2011 versus $838 million in the third quarter of 2010. Excluding the $35 million favorable impact of foreign exchange in the third quarter of 2011, total product sales increased 2 percent and international product sales increased 5 percent.

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

Combined Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) sales increased 6 percent to $1,335 million in the third quarter of 2011 versus $1,254 million in the third quarter of 2010. Combined U.S. Neulasta and NEUPOGEN sales increased 8 percent to $1,015 million in the third quarter of 2011 versus $942 million in the third quarter of 2010, driven primarily by an increase in the average net sales price, favorable changes in accounting estimates for sales discounts and an increase in unit demand. Combined international Neulasta and NEUPOGEN sales increased 3 percent to $320 million in the third quarter of 2011 versus $312 million in the third quarter of 2010. Excluding the $14 million favorable impact of foreign exchange, combined international Neulasta and NEUPOGEN sales decreased 2 percent reflecting a decrease in the average net sales price, offset partially by an increase in unit demand reflecting growth in Neulasta due in part to continued conversion from NEUPOGEN.

Enbrel® (etanercept) sales increased 1 percent to $925 million in the third quarter of 2011 versus $914 million in the third quarter of 2010, driven by a mid single-digit percentage point increase in the average net sales price, offset substantially by a decrease in unit demand primarily in the dermatology segment due to share decline. ENBREL remains the leader in both the rheumatology and dermatology segments.

U.S. sales of XGEVA® (denosumab) were $100 million in the third full quarter following launch. Sales were driven by increased segment share as well as overall segment growth. XGEVA was also granted marketing authorization in the European Union on July 15, 2011.

Sales of Prolia® (denosumab) in the third quarter of 2011 were $51 million, reflecting strong growth in international markets.

Aranesp® (darbepoetin alfa) sales decreased 4 percent to $600 million in the third quarter of 2011 versus $623 million in the third quarter of 2010. U.S. Aranesp sales decreased 4 percent to $272 million in the third quarter of 2011 versus $283 million in the third quarter of 2010, due principally to a mid-twenties percentage point decrease in unit demand, offset by a low double-digit percentage point favorable change in accounting estimates for sales discounts and a mid single-digit percentage point increase in the average net sales price. This decrease in unit demand reflects an overall decline in the segment resulting from product label changes that occurred in June 2011. International Aranesp sales decreased 4 percent to $328 million in the third quarter of 2011 versus $340 million in the third quarter of 2010. Excluding the $10 million favorable impact of foreign exchange in the third quarter of 2011, international Aranesp sales decreased 6 percent due to an overall decline in the segment, while share remained stable.

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

EPOGEN® (Epoetin alfa) sales decreased 27 percent to $476 million in the third quarter of 2011 versus $653 million in the third quarter of 2010, due primarily to a decline in unit demand. A mid single-digit percentage point increase in the average net sales price was offset substantially by unfavorable changes in wholesaler inventories. The decrease in unit demand reflects a decrease in dose utilization due to implementation of the bundled payment system, product label changes that occurred in June 2011 and reimbursement changes proposed by the Centers for Medicare & Medicaid Services (CMS), offset slightly by patient population growth. In aggregate, the Company still expects dose utilization will decline in 2011 as compared to 2010 by 20 to 25 percent as a result of the bundled payment system, recent label changes and the reimbursement changes proposed by CMS, offset partially by patient population growth and an increase in the average net sales price. The Company believes that the majority of the dose utilization changes will be implemented by the end of 2011 with some residual impact early in 2012.

Sales of Sensipar® / Mimpara® (cinacalcet) increased 18 percent to $206 million in the third quarter of 2011 versus $175 million in the third quarter of 2010. Sales of Vectibix® (panitumumab) increased 13 percent to $79 million in the third quarter of 2011 versus $70 million in the third quarter of 2010. Sales of Nplate® (romiplostim) increased 28 percent to $77 million in the third quarter of 2011 versus $60 million in the third quarter of 2010. These increases were driven primarily by global demand.

Operating Expense Analysis on an Adjusted Basis:

Cost of Sales decreased to 15.3 percent of sales in the third quarter of 2011 versus 15.5 percent of sales in the third quarter of 2010. Excluding the $74 million impact of the Puerto Rico excise tax, cost of sales would have been 13.4 percent of sales for the quarter. This decrease was driven primarily by lower bulk material cost and higher inventory write-offs in the third quarter of 2010.

Research and Development (R&D) expenses increased 11 percent to $763 million in the third quarter of 2011 versus $689 million in the third quarter of 2010 driven primarily by costs associated with supporting late stage clinical programs including AMG 386, ganitumab (AMG 479), talimogene laherparepvec (formerly referred to as OncoVEXGM-CSF) and AMG 145.

Selling, General & Administrative (SG&A) expenses increased 18 percent to $1,113 million in the third quarter of 2011 versus $942 million in the third quarter of 2010. This increase was driven by the U.S. healthcare reform federal excise fee, higher ENBREL profit share expenses, increased expenses related to the launch of XGEVA and expansion of our international operations, and the unfavorable impact of foreign exchange.

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

The adjusted tax rate for the third quarter of 2011 was 10.9 percent compared with 19.1 percent for the third quarter of 2010. The third quarter tax rate would have been 17.4 percent excluding the impact of foreign tax credits associated with the new Puerto Rico excise tax effective in 2011. The remaining decrease was primarily due to the benefit of the federal R&D credit that was not yet extended in the third quarter of 2010.

Average diluted shares for adjusted EPS for the third quarter of 2011 were 913 million versus 962 million for the third quarter of 2010.

Capital expenditures for the third quarter of 2011 were $120 million versus $127 million in the third quarter of 2010. Operating cash flow for the third quarter of 2011 decreased to $1.0 billion versus $1.3 billion in the third quarter of 2010 primarily driven by royalty prepayments and the payment of the U.S. healthcare reform excise fee. Worldwide cash and marketable securities for the third quarter of 2011 were $17.7 billion and adjusted outstanding debt for the third quarter of 2011 was $14.5 billion. The Company repurchased 45 million shares of its stock during the third quarter of 2011 at a total cost of $2.4 billion.

2011 Guidance Update

The Company increased its guidance ranges for total revenue and adjusted EPS to $15.4 billion to $15.6 billion and $5.15 to $5.30, respectively.

Amgen now expects the adjusted tax rate for 2011 to be in the range of 14 percent to 15 percent. This reflects the impact of the foreign tax credits associated with the Puerto Rico excise tax. Excluding the Puerto Rico excise tax, Amgen still expects the adjusted tax rate for 2011 to be in the range of 19 percent to 20 percent.

Adjusted EPS guidance excludes a charge for a legal settlement reserve, stock option expense, certain expenses related to acquisitions and actions to improve cost efficiencies, non-cash interest expense associated with our convertible debt and certain other items presented on the attached reconciliations.

Third Quarter Product and Pipeline Update

The Company provided the following information on selected products and clinical programs:

Prolia: The Company discussed that on Sept. 19, 2011 the U.S. Food and Drug Administration (FDA) approved new indications for the treatment of bone loss in patients with prostate or breast cancer undergoing hormone ablation therapy.

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

XGEVA: The Company discussed that on July 15, 2011 the European Commission (EC) granted marketing authorization for the prevention of skeletal-related events in adults with bone metastases from solid tumors. The Company also reiterated the Prescription Drug User Fee Act (PDUFA) action date of April 26, 2012 for its supplemental Biologics License Application (sBLA) to expand the XGEVA label to include treatment of men with castrate-resistant prostate cancer to reduce the risk of developing bone metastases.

The Company also announced the discontinuation of AMG 827 for the treatment of Crohn’s disease.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the three and nine months ended Sept. 30, 2011 and 2010. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP) basis as of Sept. 30, 2011. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented in the format of condensed consolidated statements of income solely to facilitate a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2010, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others, could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

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CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three months ended September 30, 2011					Three months ended September 30, 2010
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,877	$—		$3,877		$3,759	$—		$3,759
Other revenues	67	—		67		57	—		57

Total revenues	3,944	—		3,944		3,816	—		3,816

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	605	(12	)(a)	593		587	(3	)(a)	584
Research and development	761	2	(b)	763		719	(30	)(b)	689
Selling, general and administrative	1,125	(12	)(c)	1,113		957	(15	)(c)	942
Amortization of certain acquired intangible assets	74	(74	)(d)	—		74	(74	)(d)	—
Other	854	(854	)(e)	—		—	—		—

Total operating expenses	3,419	(950)		2,469		2,337	(122)		2,215

Operating income	525	950		1,475		1,479	122		1,601

Interest expense, net	158	(33	)(f)	125		150	(67	)(f)	83
Interest and other income, net	87	—		87		105	—		105

Income before income taxes	454	983		1,437		1,434	189		1,623
Provision for income taxes	—	157	(g)	157	(h)	198	112	(g)	310

Net income	$454	$826		$1,280		$1,236	$77		$1,313

Earnings per share:
Basic	$0.50			$1.41		$1.29			$1.37
Diluted (i)	$0.50			$1.40		$1.28			$1.36
Average shares used in calculation of earnings per share:
Basic	907			907		958			958
Diluted (i)	914			913		962			962

(a) - (i) See explanatory notes on the following pages.

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Nine months ended September 30, 2011				Nine months ended September 30, 2010
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$11,388	$—		$11,388	$10,900	$—		$10,900
Other revenues	221	—		221	312	—		312

Total revenues	11,609	—		11,609	11,212	—		11,212

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	1,771	(69	)(a)	1,702	1,648	(11	)(a)	1,637
Research and development	2,316	(42	)(b)	2,274	2,040	(92	)(b)	1,948
Selling, general and administrative	3,278	(43	)(c)	3,235	2,827	(44	)(c)	2,783
Amortization of certain acquired intangible assets	221	(221	)(d)	—	221	(221	)(d)	—
Other	873	(873	)(e)	—	(1)	1	(e)	—

Total operating expenses	8,459	(1,248)		7,211	6,735	(367)		6,368

Operating income	3,150	1,248		4,398	4,477	367		4,844

Interest expense, net	415	(109	)(f)	306	442	(198	)(f)	244
Interest and other income, net	364	—		364	283	—		283

Income before income taxes	3,099	1,357		4,456	4,318	565		4,883
Provision for income taxes	350	287	(g)	637	713	249	(g)	962

Net income	$2,749	$1,070		$3,819	$3,605	$316		$3,921

Earnings per share:
Basic	$2.98			$4.14	$3.73			$4.06
Diluted (i)	$2.96			$4.11	$3.71			$4.04
Average shares used in calculation of earnings per share:
Basic	922			922	966			966
Diluted (i)	930			929	971			971

(a) - (i) See explanatory notes on the following pages.

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
(a) Adjustments to cost of sales:
Stock option expense (j)	$(2)	$(3)	$(8)	$(11)
Incremental expense resulting from accelerating depreciation as a result of our transaction with Boehringer Ingelheim involving our Fremont, California manufacturing facility (the BI transaction)	(10)	—	(31)	—
Loss accruals for facility operating leases associated with the BI transaction	—	—	(23)	—
Incremental expense resulting from recording inventory acquired at fair value, which is in excess of historical cost, in the Laboratorio Quimico Farmaceutico Bergamo Ltd business combination	—	—	(7)	—

Total adjustments to cost of sales	$(12)	$(3)	$(69)	$(11)

(b) Adjustments to research and development expenses:
Stock option expense (j)	$(8)	$(12)	$(27)	$(40)
Non-cash amortization of R&D technology intangible assets acquired in business combinations in prior years	(2)	(18)	(20)	(52)
Reversal of previously accrued expenses for bonuses and stock-based compensation awards, which were forfeited as a result of the employees’ termination pursuant to our continuing efforts to improve cost efficiencies in our operations	12	—	12	—
Expense resulting from the cash settlement of unvested employee stock options in connection with the BioVex Group, Inc. (BioVex) business combination	—	—	(7)	—

Total adjustments to research and development expenses	$2	$(30)	$(42)	$(92)

(c) Adjustments to selling, general and administrative expenses:
Stock option expense (j)	$(9)	$(15)	$(32)	$(44)
Merger-related expenses associated with certain of our recent business combinations	(3)	—	(11)	—

Total adjustments to selling, general and administrative expenses	$(12)	$(15)	$(43)	$(44)

(d) Adjustments to amortization of certain acquired intangible assets:
Non-cash amortization of product technology rights acquired in a prior year business combination	$(74)	$(74)	$(221)	$(221)

(e) Adjustments to other operating expenses:
Certain charges, primarily severance, pursuant to our continuing efforts to improve cost efficiencies in our operations.	$(68)	$—	$(79)	$—
Expense resulting from changes in the estimated fair values of the contingent consideration obligations related to the BioVex business combination	(6)	—	(9)	—
(Expense)/benefit related to certain legal proceedings	(780)	—	(785)	1

Total adjustments to other operating expenses	$(854)	$—	$(873)	$1

(f) Adjustments to interest expense, net:
Non-cash interest expense associated with our convertible notes	$(33)	$(67)	$(109)	$(198)

(g) Adjustments to provision for income taxes:
Income tax effect of the above adjustments (k)	$150	$74	$275	$211
Income tax benefit related to certain prior period charges excluded from “Adjusted” earnings	7	—	12	—
Income tax benefit from resolving certain non-routine transfer pricing issues with tax authorities	—	38	—	38

Provision for income taxes adjustments	$157	$112	$287	$249

(h)	The “Adjusted” tax rate for the three months ended September 30, 2011 was 10.9%, which includes the impact of the Puerto Rico excise tax.

The following table reconciles the “Adjusted” tax rate including and excluding the Puerto Rico excise tax:

Three months ended September 30, 2011
“Adjusted” tax rate with Puerto Rico excise tax	10.9%
Puerto Rico excise tax	6.5%

“Adjusted” tax rate excluding Puerto Rico excise tax	17.4%

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(i)	The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method. “Adjusted” EPS presented below excludes stock option expense:

	Three months ended September 30, 2011			Three months ended September 30, 2010
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$454	$1,280		$1,236	$1,313

Shares (Denominator):
Weighted-average shares for basic EPS	907	907		958	958
Effect of dilutive securities	7	6	(*)	4	4	(*)

Weighted-average shares for diluted EPS	914	913		962	962

Diluted EPS	$0.50	$1.40		$1.28	$1.36

	Nine months ended September 30, 2011			Nine months ended September 30, 2010
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$2,749	$3,819		$3,605	$3,921

Shares (Denominator):
Weighted-average shares for basic EPS	922	922		966	966
Effect of dilutive securities	8	7	(*)	5	5	(*)

Weighted-average shares for diluted EPS	930	929		971	971

Diluted earnings per share	$2.96	$4.11		$3.71	$4.04

(*)	Dilutive securities used to compute “Adjusted” diluted EPS for the three and nine months ended September 30, 2011 and 2010 were computed under the treasury stock method assuming that we do not expense stock options.

(j)	For the three and nine months ended September 30, 2011 and 2010, the total pre-tax expense for employee stock options was $19 million and $67 million, respectively and $30 million and $95 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and nine months ended September 30, 2011 and 2010 was as follows:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
“Adjusted” diluted EPS, excluding stock option expense	$1.40	$1.36	$4.11	$4.04
Impact of stock option expense (net of tax)	(0.01)	(0.01)	(0.05)	(0.07)

“Adjusted” diluted EPS, including stock option expense	$1.39	$1.35	$4.06	$3.97

(k)	The tax provision (benefit) for the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including the charge for certain legal proceedings and stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the expenses are incurred or the asset is located and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP results noted in notes (a) - (f) above, for the three and nine months ended September 30, 2011 and 2010 were 15.3% and 20.3% and 39.2% and 37.3%, respectively.

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Neulasta® - U.S	$757	$692	$2,236	$1,972
NEUPOGEN® - U.S	258	250	708	700
Neulasta® - International	246	224	718	668
NEUPOGEN® - International	74	88	231	267
Enbrel® - U.S	863	856	2,578	2,429
Enbrel® - Canada	62	58	178	166
XGEVA® - U.S	100	—	215	—
XGEVA® - International	2	—	2	—
Prolia® - U.S	31	7	78	10
Prolia® - International	20	3	44	3
Aranesp® - U.S	272	283	763	818
Aranesp® - International	328	340	1,002	1,035
EPOGEN® - U.S	476	653	1,554	1,933
Sensipar® - U.S	135	115	375	344
Sensipar® (Mimpara®) - International	71	60	217	182
Vectibix® - U.S	30	30	91	84
Vectibix® - International	49	40	144	125
Nplate® - U.S	43	35	120	95
Nplate® - International	34	25	97	69
Other - International	26	—	37	—

Total product sales	$3,877	$3,759	$11,388	$10,900

U.S	$2,965	$2,921	$8,718	$8,385
International	912	838	2,670	2,515

Total product sales	$3,877	$3,759	$11,388	$10,900

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash, cash equivalents and marketable securities	$17,676	$17,422
Trade receivables, net	2,725	2,335
Inventories	2,357	2,022
Other current assets	1,672	1,350

Total current assets	24,430	23,129
Property, plant and equipment, net	5,391	5,522
Intangible assets, net	2,683	2,230
Goodwill	11,768	11,334
Other assets	1,493	1,271

Total assets	$45,765	$43,486

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,931	$4,082
Commercial paper borrowings	300	—
Current portion of long-term debt	84	2,488

Total current liabilities	5,315	6,570
Long-term debt	13,881	10,874
Other non-current liabilities	3,016	2,098
Stockholders’ equity	23,553	23,944

Total liabilities and stockholders’ equity	$45,765	$43,486

Shares outstanding	879	932

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In millions)

(Unaudited)

	September 30, 2011
	GAAP	Adjustments for accounting standard		“Adjusted”
Total debt outstanding	$14,265	$188	(a)	$14,453

(a)	To exclude the impact of adopting an accounting standard on January 1, 2009 that changed the method of accounting for our convertible notes.

Amgen’s Third Quarter 2011 Revenue and Adjusted Earnings Per Share

Each Increased 3 Percent to $3.9 Billion and $1.40

Amgen Inc.

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2011

(Unaudited)

On October 24, 2011, the Company increased its “Adjusted” EPS guidance to be in the range of $5.15 to $5.30. The following table shows a reconciliation of GAAP EPS (diluted) guidance to “Adjusted” EPS (diluted) guidance.

2011
GAAP EPS (diluted) guidance	$3.89 - $4.05
Known adjustments to arrive at “Adjusted” earnings*:
Expense related to certain legal proceedings (a)	0.77
Amortization of acquired intangible assets, product technology rights (b)	0.20
Non-cash interest expense associated with our convertible notes (c)	0.10
Stock option expense (d)	0.06 - 0.07
Charges associated with cost efficiency improvement efforts (e)	0.05
Charges associated with the BI Fremont transaction (f)	0.04
Merger-related expenses (g)	0.03
Amortization of acquired intangible assets, R&D technology rights (h)	0.01
Tax benefit for prior period charges (i)	(0.01)

“Adjusted” EPS (diluted) guidance	$5.15 - $5.30

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.35 per share.

(a)	To exclude the expense related to certain legal proceedings.

(b)	To exclude the ongoing, non-cash amortization of product technology rights acquired in a prior year business combination.

(c)	To exclude the non-cash interest expense associated with our convertible notes.

(d)	To exclude stock option expense.

(e)	To exclude certain charges, primarily severance, pursuant to our continuing efforts to improve cost efficiencies in our operations.

(f)	To exclude charges associated with the BI Fremont transaction involving our manufacturing operation in Fremont, California.

(g)	To exclude merger-related expenses associated with our recent business combinations.

(h)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired in business combinations in prior years.

(i)	To exclude the income tax benefit related principally to certain prior period charges excluded from “Adjusted” earnings.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2011

(Unaudited)

On October 24, 2011, the Company updated its “Adjusted” tax rate guidance to be in the range of 14% to 15% after taking into account the impact of the foreign tax credit associated with the Puerto Rico (PR) excise tax. Excluding the PR excise tax, Amgen still expects the adjusted tax rate for 2011 to be in the range of 19 percent to 20 percent.

	2011 with PR excise tax	2011 without PR excise tax
GAAP tax rate guidance	10.9% - 12.3%	17.8% - 19.1%
Tax rate effect of known adjustments discussed above	2.7% - 3.1%	0.9% - 1.2%

“Adjusted” tax rate guidance	14.0% - 15.0%	19.0% - 20.0%